Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 33-99812, No. 33-99814, No. 33-99816, No. 33-99848, No. 333-74634, No. 333-105986, No. 333-105998, No. 333-161988 and No. 333-179933 of Schweitzer-Mauduit International, Inc. on Forms S-8 of our report dated June 19, 2013 relating to the financial statements of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan, appearing in this Annual Report on Form 11-K of Schweitzer-Mauduit International, Inc. Retirement Savings Plan for the year ended December 31, 2012.

/s/ Moore, Colson & Company, P.C.

Marietta, Georgia
June 19, 2013